CONCENTRATE PURCHASE AND SUPPLY AGREEMENT

        THIS CONCENTRATE PURCHASE AND SUPPLY AGREEMENT (this “Agreement”) is made and entered into as of this 22nd day of February, 2005 (the “Effective Date”), by and between Apple & Eve, LLC, a Delaware limited liability company corporation (“Purchaser”) and Northland Cranberries, Inc., a Wisconsin corporation (“Supplier”).

RECITALS

        A.    Supplier is party to that certain Toll Processing Agreement, dated September 23, 2004 (the “Toll Processing Agreement”), by and between Supplier and Ocean Spray Cranberries, Inc. (“Ocean Spray”), pursuant to which Ocean Spray has agreed to provide Supplier with cranberry concentrate.

        B.    Purchaser desires to purchase from Supplier, and Supplier desires to sell to Purchaser, cranberry concentrate upon the terms and subject to the conditions set forth in this Agreement.

        C.    Purchaser and Supplier are entering into this Agreement pursuant to Section 2.5(a)(iii) of that certain Asset Purchase Agreement of even date herewith by and between Purchaser and Supplier (the “Asset Purchase Agreement”).

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and other valuable and legally sufficient consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

        1.     Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term (as hereinafter defined), Supplier shall sell and deliver to Purchaser, and Purchaser shall purchase and accept from Supplier, 50 Brix cranberry concentrate (the “Concentrate”) in the amounts set forth in Section 3 hereof for the purchase price set forth in Section 4 hereof.

        2.     Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue until the earlier of: (i) September 30, 2014 or (ii) the earlier termination of the Toll Processing Agreement. The period of time from the Effective Date until the date one (1) year following the Effective Date shall hereinafter be referred to as the “Initial Period.” The period of time from October 1, 2005 until the expiration of the Term shall be referred to herein as the “Second Period.”

        3.     Purchase and Sale Requirements. Purchaser agrees to purchase from Supplier, and Supplier agrees to sell to Purchaser, Concentrate in the following amounts:

                (a)    Initial Period Purchase and Sale. During the Initial Period, Purchaser shall purchase from Supplier all of the Concentrate owned by Supplier as of the Effective Date (the “Initial Inventory Concentrate”); provided, however, that Purchaser shall in no event be required to purchase in excess of Two Hundred Twenty-Five Thousand (225,000) gallons of Initial Inventory Concentrate in the aggregate during the Initial Period. Purchaser shall purchase on the Effective Date and on the first day of each calendar month thereafter during the Initial Period (each, an “Initial Inventory Delivery Date”) that portion of the Initial Inventory equal to the lesser of: (i) Eighteen Thousand Seven Hundred Fifty (18,750) gallons; (ii) one twelfth (1/12) of the Initial Inventory, or (iii) the remaining Initial Inventory (the “Monthly Base Concentrate Amount”). Purchaser may purchase an amount in excess of Monthly Base Concentrate Amount on an Initial Inventory Delivery Date provided (i) Purchaser provides to Supplier written notice of its intent to purchase such excess on or before the 15th day of the calendar month preceding such Initial Inventory Delivery Date and (ii) such excess is less than or equal to the remaining Initial Inventory. Each lot of Initial Inventory Concentrate purchased under this Section 3(a) shall be materially consistent with the specifications for such lot set forth in the Certificate of Analysis attached as Exhibit “A” hereto (the “Requirements”). If any lot of Initial Inventory Concentrate purchased under this Section 3(a) is materially inconsistent with the Requirements for such lot, and to the extent such lot is unusable in the production of consumer juice products under the brands sold pursuant to the Asset Purchase Agreement, Purchaser may reject such Initial Inventory Concentrate pursuant to the applicable provisions of Section 5(b) below.

                (b)    Second Period Purchase and Sale. Commencing on October 1, 2005, and for each twelve (12) month period thereafter (each, a “Fiscal Year”) during the Second Period, Purchaser shall have the option each month to purchase an amount of Concentrate (the “Second Period Concentrate”) equal to the total monthly amount of cranberry concentrate available to Supplier under the Toll Processing Agreement for such month (the “Monthly Available Amount”). No later than December 5 of each Fiscal Year during the Second Period, Supplier shall provide Purchaser a nonbinding, good faith estimate of the monthly amounts of cranberry concentrate available to Supplier under the Toll Processing Agreement for the period beginning in January of such Fiscal Year and through September of such Fiscal Year (the “Availability Estimate”). In addition, no later than September 5 of each Fiscal Year during the Second Period, Supplier shall provide Purchaser a nonbinding, good faith estimate of the monthly amounts of cranberry concentrate available to Supplier under the Toll Processing Agreement for the period beginning in October of the following Fiscal Year and through December of such Fiscal Year (the “Post-Harvest Availability Estimate”). Notwithstanding anything contained herein or in any Second Period Purchase Order to the contrary, Supplier shall not be obligated to provide Second Period Concentrate to Purchaser in any period in amounts in excess of the cranberry concentrate delivered or to be delivered to Supplier by Ocean Spray pursuant to the Toll Processing Agreement. Except as relates to binding Second Period Purchase Orders accepted by the Company, nothing contained herein shall require Supplier to sell to Purchaser any or all of Purchaser’s requirements for cranberry concentrate.

                (c)    Rolling Forecasts; Second Period Purchase Orders. Commencing on September 15, 2005, Purchaser will provide Supplier with a written, rolling three-month purchase forecast which identifies the estimated weekly quantity of Second Period Concentrate to be purchased from Supplier in each of the three full calendar months following the date of such forecast (the “Rolling Forecast”). Except as otherwise provided herein, the Rolling Forecast is for guidance purposes only and shall not constitute an obligation on the part of Purchaser to order the quantities stated therein. Except as otherwise provided herein, Purchaser shall provide Supplier with written updates of the Rolling Forecast on or before the fifteenth (15th) day of each month during the remaining Term. Purchaser shall place orders for Second Period Concentrate not less than twenty (20) days prior to the requested delivery date (the “Second Period Delivery Date” and, together with the Initial Inventory Delivery Date, the “Delivery Date”) and in amounts materially consistent with the Rolling Forecast which shall upon written acceptance by Supplier constitute Purchaser’s firm and binding order for the purchase of Second Period Concentrate (each, a “Second Period Purchase Order” and, together with any other purchase orders hereunder, the “Purchase Orders”). Supplier shall use its best efforts (provided that such efforts do not cause Supplier to incur any material costs) to fill each Second Period Purchase Order to the extent that Supplier can do so using deliveries of cranberry concentrate from Ocean Spray under the Toll Processing Agreement. Purchase Orders and Supplier’s acceptances thereof may be delivered by email or facsimile transmission. In the event of a conflict between the terms of a Purchase Order and the terms of this Agreement, the terms of this Agreement shall govern.

        4.     Purchase Price. The purchase price payable by Purchaser for the Concentrate (as applicable, the “Purchase Price”) shall be determined as follows:

                (a)    Initial Period Purchase Price. The Purchase Price for the Initial Inventory to be purchased by Purchaser during the Initial Period shall be Thirty One Dollars ($31.00) per gallon.

                (b)    Second Period Concentrate Purchase Price. The Purchase Price for the Second Period Concentrate shall not, in any particular month, be more than the price at which Supplier sells or may sell 50 Brix cranberry concentrate to Ocean Spray during such month pursuant to the Toll Processing Agreement (the “Market Price”). Supplier shall provide Purchaser with the Market Price on or before the seventh (7th) business day of each month during the Second Period; provided, however, that Supplier’s failure to provide the monthly Market Price by such date shall not reduce or otherwise effect the Market Price payable by Purchaser in the event Purchaser orders Second Period Concentrate in such month.

                (c)     With respect to any Concentrate delivered to Purchaser hereunder, the Purchase Price for such Concentrate shall include all costs of manufacture, storage and interest charges incurred with respect to such Concentrate through the Second Period Delivery Date, together with any storage costs resulting from Supplier’s failure to deliver Concentrate on the Delivery Date. The Purchase Price shall not include, and Purchaser shall be solely responsible for, any costs associated with the shipment of Concentrate after its delivery free on board (“FOB”) common or designated carrier on the applicable Delivery Date, including without limitation shipping, freight, insurance, taxes and other charges and any and all additional storage costs incurred by Supplier due to Purchaser’s (or its carrier’s) failure to take possession of the Concentrate on the Delivery Date. If any such costs are paid by Supplier, Supplier will separately invoice Purchaser for such costs.

        5.     Delivery; Passage of Title.

                (a)    Delivery; Packing and Shipping. Supplier shall deliver the Concentrate to Purchaser’s common or other carrier: (i) at, with respect to the Initial Inventory Concentrate, the third party warehouse locations identified in Exhibit “A” hereto, or (ii) otherwise, at the Ocean Spray facility, Ocean Spray’s outside freezer location or other agreed upon location at which cranberry concentrate is delivered to Supplier under the Toll Processing Agreement. Supplier shall be responsible for loading all Concentrate onto a common or designated carrier designated by Purchaser. On each Second Period Delivery Date, Supplier shall deliver to Purchaser the lesser of that quantity of Second Period Concentrate set forth in the Second Period Purchase Order or a quantity of Second Period Concentrate equal to the quantity of cranberry concentrate delivered or to be delivered to Supplier by Ocean Spray pursuant to the Toll Processing Agreement. All Concentrate shall be packaged in 50-gallon drums in accordance with the Requirements or the Specifications, as the case may be. Purchaser shall be responsible for securing, scheduling and paying for all transportation of Concentrate after the Delivery Date; provided, however, that Supplier shall be responsible for any storage costs resulting from Supplier’s failure to deliver Second Period Concentrate on the Second Period Delivery Date.

                (b)    Acceptance of Concentrate. Notwithstanding anything to the contrary herein, Purchaser shall not be required to purchase and may reject: (i) any Initial Inventory Concentrate which fails to meet the Requirements, or (ii) any Second Period Concentrate which fails to meet the Specifications or the warranty set forth in Section 10(b) hereof. Purchaser or its third party inspectors shall promptly inspect the Concentrate and shall, within twenty (20) days following the applicable Delivery Date, provide Supplier written notice of any claim that the Concentrate is nonconforming, damaged, defective or fails to meet the Requirements, as to the Initial Inventory Concentrate, or the Specifications, as to the Second Period Concentrate. Upon Purchaser’s written acceptance of any Concentrate, first use of such Concentrate or failure to give Supplier written notice of any claim that the Concentrate is nonconforming, damaged, defective or fails to meet the Requirements, as to the Initial Inventory Concentrate, or the Specifications, as to the Second Period Concentrate, within such twenty (20) day period, whichever occurs first, the applicable Concentrate shall be deemed to conform to the terms of this Agreement, and Purchaser shall be deemed to have accepted the Concentrate on an “as-is” basis, subject to any claims related to the breach of Supplier’s warranty set forth in Section 10(b) hereof. Purchaser hereby expressly and unconditionally waives any and all rights it may have or have otherwise had after expiration of such twenty (20) day period to revoke acceptance or to claim the Concentrate is nonconforming, damaged, defective or fails to meet the Requirements, as to the Initial Inventory Concentrate, or the Specifications, as to the Second Period Concentrate.

                (c)    Passage of Title. Title and risk of loss of the Concentrate shall automatically pass to Purchaser on the applicable Delivery Date and not before. Upon passage of title, Purchaser shall receive good title to all delivered Concentrate, free and clear of all liens and encumbrances.

                (d)    Failure of Ocean Spray to Deliver Concentrate. Except with respect to the Initial Inventory, Supplier shall have no obligation to accept a Second Period Purchase Order under this Agreement or to deliver any Second Period Concentrate under any Second Period Purchase Order if Ocean Spray is unable or fails, for whatever reason under the Toll Processing Agreement, to deliver cranberry concentrate in kind and quantity sufficient to satisfy the Specifications and/or the applicable Second Period Purchase Order; provided that Supplier may choose to partially fulfill an order to the extent it can source cranberry concentrate from Ocean Spray. Supplier shall not be obligated in the Second Period to deliver during any month more than the amount of Concentrate Supplier can purchase from Ocean Spray during such month under the Toll Processing Agreement. Supplier shall notify Purchaser as soon as practicable upon its discovery of Ocean Spray’s inability or failure to deliver Second Period Concentrate sufficient to satisfy the Specifications and/or the applicable Second Period Purchase Order to the extent accepted by Supplier and shall use commercially reasonable efforts thereafter to fulfill the terms of the applicable Second Period Purchase Order, to the extent accepted by Supplier.

        6.     Payment. Supplier shall issue invoices for the Concentrate within three (3) business days of each Delivery Date, the payment terms of which shall be net thirty (30) days from the Delivery Date; provided, however, that such period shall be extended by the duration of any delay caused by Supplier in the delivery of Second Period Concentrate. If any invoice is not paid within such time, Purchaser shall be assessed a penalty of interest at an annual rate equal to the prime rate as published in the Wall Street Journal on the date such payment was due, plus five percent (5%). All payments to Supplier shall be made electronically to an account designated by Supplier, shall be made in United States currency or cash equivalent and shall be payable in full without delay, set-off, reduction or discount. Invoices may be delivered by email or facsimile transmission.

        7.     Quality Specifications. The Initial Inventory shall meet the Requirements set forth on Exhibit “A” hereto, and the Second Period Concentrate shall meet the specifications set forth on Exhibit “B” hereto (the “Specifications”). Supplier shall each month provide Purchaser with the certificate(s) of analysis for each lot of Second Period Concentrate as and when provided to Supplier by Ocean Spray pursuant to the Toll Processing Agreement. Notwithstanding the above, however, Purchaser acknowledges and agrees that Supplier may from time to time, and upon written notice to Purchaser, amend the Specifications set forth on Exhibit “B” hereto to the extent and as such Specifications may be unilaterally amended by Ocean Spray from time to time pursuant to the terms of the Toll Processing Agreement, and that such amendment shall otherwise have no effect on this Agreement. Purchaser shall be solely responsible for obtaining, at Purchaser’s sole cost and expense, any additional inspections, approvals or certifications and other requirements for the sale to consumers of the Concentrate by Purchaser or its Affiliates. Provided that the Concentrate complies with the Requirements or the Specifications, as applicable, Supplier shall not be responsible for any fine, penalty or loss of any kind in any way resulting from the inspection, testing for or failure to meet any standards or specifications or obtain inspections, approvals, certifications or other requirements necessary for the distribution, sale and/or consumption of the Concentrate. As used herein, the term “Affiliate” shall mean any person (including but not limited to natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts and other organizations) who controls, is controlled by or is under common control with such person.

        8.     Termination.

        (a)    By Supplier. If at any time Purchaser breaches any representation or warranty or fails to perform any obligation in this Agreement, Supplier may, in its sole discretion, terminate this Agreement upon forty-five (45) days’ written notice, provided that Supplier shall have the ability to terminate this Agreement immediately in the event any payment required to be made by Purchaser to Supplier is not received within twenty (20) days of notice of default, in any such event unless such default is being contested in good faith by Purchaser. In addition, Supplier may immediately terminate this Agreement upon the termination, for any reason, of the Toll Processing Agreement.

        (b)    By Purchaser. If at any time during the Second Period Supplier breaches any representation or warranty or fails to perform any obligation in this Agreement, Purchaser may, in its sole discretion, terminate this Agreement upon forty-five (45) days’ written notice, in any such event unless such default is being contested in good faith by Supplier. In addition, upon the termination, for any reason, of the Toll Processing Agreement, Purchaser may terminate its obligation to purchase the Second Period Concentrate under this Agreement.

        9.     Taxes and Fees. Any manufacturer’s, retailer’s, occupation, use, personal property, sales or excise tax, duty, custom, inspection or testing fee, or any other tax, fee or charge of any nature whatsoever imposed by any governmental authority, on account or measured by any goods sold or shipped by Supplier to Purchaser hereunder, or in the possession of Purchaser, or by any sale by Supplier to Purchaser, shall be paid by Purchaser in addition to the prices agreed or invoiced. In the event that Supplier pays any such tax, fee or charge, Purchaser shall reimburse Supplier therefor.

        10.    Warranties and Covenants of Supplier; Limitations on Liability.

                (a)    No Amendments to Specifications under Toll Processing Agreement. To the extent any amendments or modifications of the cranberry concentrate specifications under the Toll Processing Agreement require the consent of Supplier, or any other provision of the Toll Processing Agreement which relates to the use or sale of cranberry concentrate under such agreement by Purchaser, Supplier agrees that it shall not consent to any such amendments or modifications without the express prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

                (b)    Notice of Changes. No later than December 1 of each year during the Term hereof, Supplier shall notify Purchaser of its intention to terminate or cancel any supply or sourcing agreements with any third party contract growers to which Supplier is a party as of the Effective Date (the “Third Party Supply Agreements”), the effect of which would be to reduce the total acreage of cranberry marshes under contract by Supplier or its Affiliates (the “Available Acreage”) to less than 1,575 acres. Upon such termination or cancellation, Supplier agrees to use its best efforts (provided that such efforts do not cause Supplier to incur any material costs) to: (i) introduce Purchaser to such third party contract growers; and (ii) assist Purchaser in establishing a supply arrangement with such third party contract growers.

                (c)    Warranties. Supplier warrants to Purchaser that the Concentrate, as of the time of each respective Delivery Date, complies with applicable law, is not adulterated, and is fit for human consumption. EXCEPT FOR THE LIMITED WARRANTY SET FORTH IN THIS SECTION 10(c), SUPPLIER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED AND EITHER IN FACT OR BY OPERATION OF LAW, WITH RESPECT TO THE CONCENTRATE, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING, USAGE OR TRADE. PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE LIMITED WARRANTY SET FORTH IN THIS SECTION 10(c) AND SUBJECT TO THE RIGHT OF REJECTION SET FORTH IN SECTION 5(b): (I) PURCHASER IS PURCHASING THE CONCENTRATE “AS-IS;” AND (II) NO ORAL OR WRITTEN STATEMENTS, ADVICE OR INFORMATION GIVEN BY SUPPLIER, ITS AFFILIATES, AGENTS, SUPPLIERS OR CONTRACTORS, OR THEIR RESPECTIVE DIRECTORS, OFFICERS OR EMPLOYEES, SHALL CREATE ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER. THE LIMITED WARRANTY CONTAINED HEREIN IS EXCLUSIVE TO PURCHASER AND SHALL NOT EXTEND TO ANY THIRD PARTIES.

                (d)    Indemnification. Supplier shall defend, indemnify and hold Purchaser harmless from and against any and all liability, loss, damage, cost or expense incurred by Purchaser (including reasonable attorney’s fees) arising out of or in connection with (i) the breach of Supplier’s representations (to the extent limited in Section 10(e) of this Agreement), warranties and agreements herein (unless such breach is caused by a breach of Purchaser’s representations, warranties and obligations hereunder), (ii) any patent infringement relating to any equipment, technology, process or method used by Supplier or its subcontractors in providing Concentrate hereunder which is not specifically required by the Specifications, and (iii) any recall to the extent such recall is attributable to the breach of Supplier’s representations and warranties herein, provided, however, that such indemnification in (i) through (iii) shall not apply to the extent that such losses, claims, damages and liabilities arise from the willful misconduct or gross negligence of Purchaser or its representatives.

                (e)    Limitation of Liability. Except as otherwise provided in this Section 10, Supplier’s sole obligation to Purchaser with respect to Concentrate sold hereunder shall be to replace defective Concentrate pursuant to Sections 5(d) and 10(c) above, but only to the extent it can do so with the cranberry concentrate available to it under the Toll Processing Agreement. NEITHER SUPPLIER NOR ITS AFFILIATES, NOR THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, SHALL BE LIABLE FOR, AND PURCHASER HEREBY EXPRESSLY WAIVES, ANY AND ALL CLAIMS AGAINST SUPPLIER, ITS AFFILIATES AND THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES OR AGENTS, FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR PUNITIVE DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOSS OF PROFITS OR REVENUES, LOSS OF GOODWILL, LOSS OF USE OF PRODUCTS ASSOCIATED THEREWITH, INABILITY TO PERFORM SPECIFIC PROJECTS, COST OF CAPITAL, DOWNTIME COSTS, FACILITIES OR SERVICES, SHUT-DOWNS, SLOW-DOWNS OR CLAIMS RESULTING FROM CONTRACTS AND/OR AGREEMENTS BETWEEN PURCHASER, ITS CUSTOMERS, CONTRACTORS AND/OR SUPPLIERS, IN EACH CASE WHICH IN ANY WAY RELATES TO THE SALE OF THE CONCENTRATE OR THE USE THEREOF. THIS LIMITATION APPLIES REGARDLESS OF WHETHER SUCH DAMAGES ARE SOUGHT BASED ON BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY OR ANY OTHER LEGAL OR EQUITABLE THEORY.

        11.    Warranties and Covenants of Purchaser.

                (a)    Restrictions on Use of Concentrate. Purchaser warrants, covenants and agrees that all Concentrate supplied by Supplier and purchased by Purchaser under this Agreement shall only be used as an ingredient for products sold by Purchaser under the brand names Northland, Seneca, and Tree Sweet; provided, however, that the Initial Inventory acquired by Purchaser hereunder may be used as an ingredient in other products sold under brand names owned by Purchaser on the Effective Date. Beginning on the date three (3) months from the Effective Date, and every three (3) months thereafter during the Term, Purchaser shall provide Supplier a certificate signed by Purchaser’s Chief Executive Officer or its Chief Financial Officer certifying, solely in their respective capacities as officers of Purchaser, that all of the Concentrate purchased by Purchaser in the preceding three (3) month period has been used only as permitted by this Section 11; provided, however, that no such officer shall as a result of such certification incur any personal liability to Supplier. Supplier will request that Ocean Spray consent to permit the Second Period Concentrate to be used as an ingredient for products sold by Purchaser under the brand name Apple & Eve.

                (b)    Breach of Covenants; Remedies. Purchaser acknowledges and agrees that any breach of the provisions this Section 11(a) will cause Supplier irreparable injury for which monetary damages may not be adequate, and that Supplier shall be entitled to temporary, preliminary and permanent injunctive relief, without bond, to restrain any actual or threatened conduct of Purchaser in violation of these provisions. Except as otherwise provided herein, the rights and remedies of Supplier hereunder are not exclusive, and Supplier shall, alternatively or cumulatively, be entitled to damages for breach, to injunctive relief, specific performance and any other remedy at law or in equity. Purchaser acknowledges and agrees that any breach of the provisions of Section 11(a) will cause Supplier to incur significant direct, indirect, incidental, consequential and other damages, including without limitation loss of profit, loss of business, loss of goodwill, lost use of products and services, downtime costs and damage to Supplier’s business relationship with its customers and suppliers. Purchaser therefore agrees to defend, indemnify and hold Supplier harmless from and against any and all claims, damages and expenses of any kind incurred as a result of any breach of the provisions of this Agreement. Nothing contained in this Agreement shall be construed to limit in any way limit Supplier’s damages with respect to Purchaser’s breach of the covenants contained in Section 11(a).

        12.    Inspection. Supplier or Supplier’s representatives, including its independent public accountants, shall have the right, upon not less than five (5) days’ prior written notice to Purchaser and during Purchaser’s normal business hours, to review all books and records in the possession of Purchaser or subject to Purchaser’s control relating to the production and use of the Concentrate, or products in which the Concentrate is used as an ingredient, or otherwise necessary to confirm Purchaser’s compliance with the covenants contained in this Agreement, including without limitation all formulas, blending and bottling records, line production and other manufacturing records (collectively, the “Use Records”). The Use Records shall be retained by Purchaser for the lesser of: (i) a period of one (1) year following the final date of delivery hereunder; or (ii) such period as may be required under applicable federal, state or local law.

        13.    Insurance.

                (a)    By Purchaser. At or prior to the Effective Date, Purchaser, at its sole expense shall cause Supplier to be named as an additional insured under each of its policy or policies of insurance insuring against claims for personal injury, property damage and product liability arising out of or resulting from the purchase, sale, distribution or consumption of the Concentrate. On or prior to the Effective Date, Purchaser shall deliver to Supplier one or more certificates of insurance evidencing that the insurance to be obtained by it pursuant to this Section 13 is in effect and providing for notification to Supplier at least thirty (30) days prior to the effective date of any termination or cancellation of such insurance. The insurance coverage set forth in this Section 13 shall be maintained by Purchaser in an amount of not less than two million dollars ($2,000,000) per occurrence and ten million dollars ($10,000,000) in the aggregate during the term of this Agreement and for a period of one (1) year following the termination of this Agreement. Supplier shall not be responsible for any of Purchaser’s supplies or equipment (crates, containers, vehicles, etc.) and Purchaser shall be solely responsible for maintaining insurance on such items as it deems appropriate. Purchaser shall maintain such insurance covering product liability and its employees and vehicles in such amounts and coverages as is customary for companies in the industry and upon Supplier’s request shall furnish evidence of such insurance to Supplier.

                (b)    By Supplier. For the duration of this Agreement, Supplier shall maintain all insurance required of it under the Toll Processing Agreement and shall cause Purchaser to be named as an additional insured under each of the policies therefor and shall provide the types of certificates therefor, with the notification requirements specified above, as Purchaser is to provide to Supplier under Section 13(a).

        14.    Force Majeure. Notwithstanding any other provision of this Agreement, neither party shall be liable to the other hereunder for any failure to comply with the terms and provisions of this Agreement, including particularly, but without limitation, failure to deliver Concentrate, if such failure is caused by, due to, or arises from, factors beyond such party’s reasonable control, including without limitation acts or omissions of the other party hereto, any act of God, acts of terror or national calamity, war or political strife, natural disasters, storms or fire, action by any lawful authority, the provisions of any present or future law, regulation or rule (including the Cranberry Marketing Order as promulgated by the United States Department of Agriculture), labor disputes, delay or failure of transportation, unavailability of raw materials or other situations, whether similar or dissimilar to the foregoing, resulting from causes not within the reasonable control of such party.

        15.    Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, and any attempted assignment without such written consent shall be null and void and without legal effect. This Agreement shall be binding upon and inure to the benefit of the respective parties hereto and their permitted successors and assigns. Notwithstanding the foregoing, either party may assign this Agreement without the consent of the other party to any person, corporation or other entity with or into which such party may be merged, or to which all or substantially all of such party’s assets (or its remaining assets, at any given time) may be sold or otherwise transferred (which in the case of Supplier, must also include the assumption of its obligations under the Toll Processing Agreement) or to any assignees of any of the brand names contemplated in Section 11(a) (subject to Supplier’s consent, not to be unreasonably withheld or delayed), and the parties hereto hereby agree that in connection with any such transaction, at the assigning party’s option, the other party shall use commercially reasonable efforts to obtain from the other party or parties to such transaction its or their agreement to assume and be responsible for the assigning party’s obligations hereunder and otherwise to be bound by the terms of this Agreement (provided, however, in the case of an assignment by Purchaser, such assignment shall have no force or effect unless such other party or parties agrees in writing to be bound by the terms of this Agreement). In addition, Supplier may assign this Agreement, or any of Supplier’s rights hereunder, as collateral security to any bank, lender or other financial institution.

        16.    Waiver. The delay or failure by either party to exercise or enforce in any one or more instances, any of the terms or conditions of this agreement shall not constitute or be deemed a waiver of that party’s right thereafter to enforce the terms and conditions of this Agreement. Except as otherwise expressly provided herein, rights and remedies hereunder shall be cumulative.

        17.    Relationship of the Parties. Except as otherwise provided herein, the parties hereto are independent contractors, and neither is the agent, licensee, distributor, partner, joint venturer or employee of the other, and neither is authorized to assume or create any obligation on behalf of or in the name of the other party. Nether party will state, imply or knowingly permit anyone to infer that any other relationship exists between the parties.

        18.    Notices. Any notices, demands, requests, consents, waivers, approvals or other communications given or made, or required to be given or made, under this Agreement must be made in writing and shall be deemed effective on the earlier of (a) the day of actual personal delivery, which shall include communication by telefax, if proof of receipt by the recipient party is communicated in writing to the sending party; (b) one business day after delivery by a certified overnight courier service to the address set forth below; or (c) five business days after deposit by certified or registered mail or airmail, postage prepaid, addressed as follows:

If to Supplier, to:

Northland Cranberries, Inc. 2321 West Grand Avenue Wisconsin Rapids, WI 54495-8020 Attn: Kenneth Iwinski, Esq. Facsimile: (715) 422-6897

With a copy (which shall not constitute notice) to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202 Attn: Steven R. Barth, Esq. Facsimile: (414) 297-4900

If to Purchaser, to:

Apple & Eve LLC 2 Seaview Boulevard Port Washington, NY 11050-4634 Attention: Gordon Crane, CEO Fax No.: (516) 625-9474

With a copy (which shall not constitute notice) to:

If prior to August 31, 2005:

Moses & Singer LLP 1301 Avenue of the Americas New York, NY 10019 Attn: James Alterbaum, Esq. Facsimile: (212) 554-7700

If from and after September 1, 2005:

Moses & Singer LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174 Attn: James Alterbaum, Esq. Facsimile: (212) 554-7700

        19.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original and both of which together shall be deemed to be one and the same Agreement.

        20.    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to its principles of conflicts of law which would require the application of the laws of another jurisdiction.

        21.    Headings. Section headings of this Agreement are for convenience only and shall not be construed as a part of this Agreement or as a limitation on the scope of any of the terms or provisions of this Agreement.

        22.    Severability. If any provision of this Agreement is held invalid or unenforceable by any authority of competent jurisdiction, such ruling shall not invalidate or render unenforceable the other provisions of this Agreement.

        23.    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer on any other person or entity other than Supplier and Purchaser and their respective successors and assigns (to the extent permitted under Section 15) any rights or remedies under or by virtue of this Agreement.

        24.    Entire Agreement; Amendment. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes and terminates all prior agreements, whether written or oral, entered into between the parties with respect to said subject matter. For their convenience, the parties may from time to time use their standard purchase orders, sales releases, delivery schedules, acknowledgments, invoices and other similar preprinted forms. Any terms and conditions contained in such forms shall have no effect on the rights and obligations of the parties with respect to the purchase and sale of the Concentrate. The parties expressly intend and agree that the terms and conditions of this Agreement shall prevail and exclusively govern the relationship between them as to the sale and purchase of Concentrate. This Agreement cannot be modified or terminated nor may any of its provisions be waived except by a written instrument signed by both parties hereto.

        IN WITNESS WHEREOF, the parties hereto have, through their duly authorized representatives, executed this Agreement as of the day and year first above written.

PURCHASER:		SUPPLIER:
APPLE & EVE, LLC, a Delaware limited liability company		NORTHLAND CRANBERRIES, INC., a Wisconsin corporation
By:	/s/ Jonathan Alpert	By:	/s/ John Swendrowski
	Jonathan Alpert		John Swendrowski
Title	Chief Financial Officer	Title	Chairman and Chief Executive Officer

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